CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (Form S-8) pertaining to Candie's, Inc. 1997 Stock Option Plan and certain non-plan stock options of (i) our reports dated April 20, 2000, with respect to the consolidated financial statements and schedule of Candie's, Inc.; and (ii) our reports dated April 19, 2000 and July 27, 2000, except Note 4 which is as of October 18, 2000, with respect to the financial statements of Unzipped Apparel, LLC an equity investee, included in Candie's Annual Report (Form 10-K and 10-KA) for the year ended January 31, 2000.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
--------------------
BDO SEIDMAN, LLP


New York, New York
October 31, 2000